UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2011

SUBPRIME ADVANTAGE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-164850	27-1550482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 West Broadway, Suite A-323, San Diego, CA	92101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 871-1484

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Membership Purchase Agreement and Plan of Reorganization

On February 28, 2011, the Registrant, entered into a Membership Purchase Agreement and Plan of Reorganization (the “Agreement”) with Citadel Explorations, LLC, a California Limited Liability Company (“Citadel”) to acquire one hundred percent (100%) of Citadel’s outstanding membership interest in exchange for Fourteen Million (14,000,000) post forward split shares of the Registrant’s common stock, concurrent with the Closing.

Pursuant to the terms and conditions of the Agreement, the Registrant shall declare a forward split on the basis of twelve (12) shares of common stock to be issued for every one (1) share issued and outstanding. Additionally, the officers and board of directors of the Registrant will resign and appoint Armen Nahabedian, to serve as Chief Executive Officer, President, Secretary, Treasurer, and a Director of the Registrant. Mr. Nahabedian shall serve as a Director of the Registrant until the next annual meeting of stockholders, or until successors have been elected.

Additionally, the Agreement sets forth conditions that the Registrant shall have obtained a cancellation of 7,690,000 post forward split affiliate shares of common stock and issue an additional 400,000 shares of common stock pursuant to a private placement of the Registrant’s shares in exchange for $2.50 per share.

The Agreement with Citadel, upon closing, will provide the Registrant with the ownership of 100% of Citadel, which is involved in the oil and gas operating business.

A copy of the Agreement is filed as Exhibit 10.6 to this Current Report and is incorporated in its entirety herein.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Membership Purchase Agreement and Plan of Reorganization – Dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBPRIME ADVANTAGE, INC.

By: /S/ Molly Country
Molly Country, Chief Executive Officer

Date: March 1, 2011